Exhibit 99.1

                             EMPIRE GLOBAL CORP.
                             (the "Corporation")

                                BOARD MANDATE


Board Mandate

1. The Corporation's Board of Directors are stewards of the organization. As such they have the responsibility to oversee the conduct of the business, provide direction to management and ensure all major and strategic issues affecting the business and affairs of the Corporation are given proper consideration.

With the assistance of senior management, who report on the risks of the Corporation's business, the Board considers, and has input into, the assessment and management of those risks on a regular basis.

The Board takes responsibility for appointing the President & Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), is consulted on the appointment of other senior officers and is responsible for the consideration of succession issues. The Board satisfies itself as to the integrity of the CEO, with a view to creating a culture of integrity throughout the Corporation. The Board, through the Compensation Committee, formally reviews the CEO's remuneration and performance. Senior management participates in appropriate professional and personal development activities, courses and programs on a self directed basis and the Board supports management's commitment to training and development of all employees.

The Board has primary responsibility for the determination of all matters of strategy relating to the present business and future business of the Corporation and is responsible for ensuring that all strategic decisions are the subject of appropriate consideration.

The Board requires accurate, timely and effective communication to shareholders, and is responsible for adopting a policy for communicating with shareholders and the investment community. Regular news releases are made at least quarterly which report quarterly and annual financial results. Supplemental releases are made highlighting material facts and updating investor's regarding the Corporation's activities. The Board, in conjunction with its Audit Committee, assesses the integrity of the Corporation's internal controls.


Specific Duties of the Board

2. Among its specific duties, the Board:

    (a) selects, evaluates, sets the compensation for and, if necessary, replaces the CEO;

    (b) provides advice and counsel to the CEO, nominates Directors and evaluates Board performance;

    (c) holds formal strategic planning sessions and approves strategic plans and objectives, major decisions and corporate plans on at least an annual basis;

    (d) oversees the ethical, legal and social conduct of the Corporation;


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    (e) regularly reviews the Corporation's financial performance and condition;

    (f) identifies and considers risks in the Corporation's operations and establishes policies for monitoring and managing risks;

    (g) oversees succession planning for senior management;

    (h) represents the interests of all shareholders and not specific groups; and

    (i) develops the Corporation's approach to corporate governance with the assistance of the Corporate Governance & Nominating Committee.

New directors will be provided with an orientation and a directors' manual containing information about the Corporation's governance practices and the business of the Corporation. The Board is permitted to engage outside consultants as deemed appropriate by the directors. The Board shall meet at least four times per year, and requires board materials in advance of meetings.